Exhibit 1

VASQUEZ
& COMPANY LLP
CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS CONSULTANTS

801 South Grand Avenue, Suite 400  ·  Los Angeles, CA 90017-4656  ·  Ph. (213) 629-9094  ·  Fax (213) 996-4242  ·  www.vasquezcpa.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated January 12, 2011 relating to the consolidated financial statements of Daleco Resources Corporation and Subsidiaries which appear on Page 28 in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 which is contained in that Prospectus.  Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Vasquez & Company LLP
Los Angeles, California
March 8, 2011